                                                                    EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated and effective as of the 15th day of April, 1998 (the "Effective Date") is made and entered into by and between O M OPERATING, L.L.C., a limited liability company organized under the laws of the State of Louisiana (the "EMPLOYER") and DONALD I. WILLIAMS, in his individual capacity (the "EMPLOYEE"). EMPLOYER and EMPLOYEE are hereinafter sometimes collectively referred to as the "Parties" and each singularly as a "Party."

                                R E C I T A L S
                                ---------------

     WHEREAS, EMPLOYER requires the services and expertise of EMPLOYEE; and

     WHEREAS, EMPLOYER wishes to employ and EMPLOYEE wishes to be employed upon the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, EMPLOYER and EMPLOYEE agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.01 As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

     "Affiliate" means an entity which is, directly or indirectly, Controlling, Controlled by or under common Control with the predicate entity.

     "Control" (including the terms "Controlling," "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the predicate entity whether through the ownership of voting securities, by contract, or otherwise.

     "Dollars"  means dollars of the United States of America.

     "Person" means any natural person, corporation, governmental agency, association, partnership or other entity.

     "Term" has the meaning assigned to it in Article III.

     1.02 Other Defined Terms; Use of Defined Terms. The words "hereof," "herein," and "hereunder," and words of similar import, when used in this Agreement, shall refer to this Agreement, and Article, Section, Schedule, Annex and like references are intended to refer to this Agreement unless otherwise specified. Terms for which meanings are provided in this Agreement shall, unless otherwise defined or the context otherwise requires, have such meanings when used in each notice or other communication delivered or given from time to time under or in connection with this Agreement.

                                   ARTICLE II
                              DUTIES OF EMPLOYMENT

     2.01 Employment. The EMPLOYER is hereby employed by EMPLOYER, and EMPLOYEE agrees to be so employed by EMPLOYER, to serve for the Term subject to earlier termination as hereinafter provided.

     2.02 EMPLOYEE Duties. EMPLOYEE shall have the authority to seek and locate additional sites for video poker truck stop operations to be reviewed by EMPLOYER and shall report to the Manager of EMPLOYER and assist such Manager in the day-to-day operations of EMPLOYER's business as delegated from time to time by such Manager; provided, however, that EMPLOYEE shall not be expected to perform any duties that are not consistent with the historical duties that he has performed for EMPLOYER. Upon specific request by EMPLOYER with respect to specific issues, EMPLOYEE shall assist EMPLOYER in attempting to understand the regulatory requirements and compliance therewith. It is understood that EMPLOYEE may own his own truck stop locations as permitted under separate agreements between the EMPLOYER, EMPLOYEE and/or North American Gaming and Entertainment Corporation ("NAG"). In the event EMPLOYEE or his Affiliates do own truck stop locations, then EMPLOYEE shall be permitted to spend reasonable time in the management and operation of those locations, provided it shall not unreasonably interfere with the performance of his duties under this Agreement. It is further understood that EMPLOYEE shall not be required to work more than 20 hours per week under this Agreement.

                                  ARTICLE III
                              TERM AND TERMINATION

     3.01 Term. The term of the EMPLOYEE's employment hereunder shall commence on the Effective Date and terminate on the date of the last to occur of the following:

     (i) April 14, 2002, or (ii) the date that certain promissory note in the original principal amount of $4,000,000.00 made by EMPLOYEE payable to North American Gaming and Entertainment Corporation ("NAG"), of even date herewith, is paid in full.

     3.02 EMPLOYEE's Termination of Agreement. EMPLOYEE may terminate this Agreement at any time by giving EMPLOYER notice in accordance with Article VI at least thirty (30) days prior to the date of termination chosen by EMPLOYEE.

     3.03 EMPLOYER's Right to Terminate the Agreement for "Cause." The EMPLOYER, acting through the written election of NAG on behalf of EMPLOYER, may terminate the EMPLOYEE's employment, effective as described below, for "Cause" which for purposes of this Agreement means the occurrence of any of the following:

          The EMPLOYEE's act or acts in connection, directly or indirectly, with the EMPLOYEE's employment duties, of dishonesty, fraud or willful misconduct, which could have a material and adverse affect on the EMPLOYER including, without limitation, embezzlement, misappropriation of funds or property of the EMPLOYER or any of its Affiliates for personal gain, or, except as permitted under the Operating Agreement of EMPLOYER, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the EMPLOYER or any of its Affiliates.

Prior to declaring the EMPLOYEE in default and sending him a notice of termination under this Section 3.03, EMPLOYER shall give EMPLOYEE written notice of the allegations and an opportunity to respond to the President of NAG to the allegations within five (5) days after receipt of the notice. In the event NAG, acting on behalf of EMPLOYER, is not persuaded by the EMPLOYEE's response not to terminate the EMPLOYEE, NAG, acting on behalf of EMPLOYER, may then terminate the EMPLOYEE immediately at any time, without further delay, after five (5) days following EMPLOYEE's receipt of the original notice, acting through the written election of NAG on behalf of EMPLOYER, by "second written notice" of same to EMPLOYEE.

     3.04 EMPLOYER's Right to Terminate the Agreement for Reasons Other than for "Cause." The EMPLOYER, acting through the written election of NAG on behalf of EMPLOYER, may terminate the EMPLOYEE's employment for the following reasons if EMPLOYEE fails to cure the alleged default within thirty (30) days after EMPLOYEE's receipt of the notice of the alleged default:

          (a) The continued failure or refusal by EMPLOYEE to substantially perform his duties with EMPLOYER, after a written demand for substantial performance is delivered to EMPLOYEE by NAG, acting on behalf of EMPLOYER, which written demand specifically identifies the manner in which NAG, acting on behalf of EMPLOYER, believes that EMPLOYEE has not substantially performed or has refused to substantially perform his duties; or

          (b) Any material violation of this Agreement by the EMPLOYEE; or

          (c) (i) A final determination has been made by applicable governmental authorities in accordance with applicable administrative and judicial process that EMPLOYEE fails to meet the suitability requirements under the Louisiana Video Draw Poker Devices Control Law or other applicable gaming laws necessary to be employed by the EMPLOYER in the capacity contemplated by this Agreement, or (ii) EMPLOYEE ceases to be a Louisiana resident.

          (d) The EMPLOYEE's indictment of, or plea of guilty or nolo contendere to, a felony involving EMPLOYEE (other than one involving a hunting crime).

Except as permitted under Sections 3.03, 3.04, 3.05 and 3.06, EMPLOYER may not remove EMPLOYEE from his position or terminate this Agreement.

     3.05 EMPLOYER's Right to Terminate Agreement Due to EMPLOYEE's Inability to Perform Essential Functions of Position. EMPLOYER, acting through the written election of NAG on behalf of EMPLOYER, may immediately terminate this Agreement should EMPLOYEE, due to a physical or mental disability or infirmity, for a period of time in excess of one hundred eighty (180) consecutive days, become unable to perform, with or without reasonable accommodation, either (i) the duties and obligations set forth herein or (ii) the essential functions of the EMPLOYEE's position. In the event EMPLOYEE suffers a disability or infirmity EMPLOYER shall not terminate EMPLOYEE under Sections 3.03 or 3.04 solely as a result of absences. During this 180 day period, EMPLOYEE's Basic Compensation shall be reduced by the amount received by EMPLOYEE under any short-term or long-term disability policies provided by EMPLOYER and adjusted so that the net taxable income remains the same.

     3.06 EMPLOYER's Right to Terminate the Agreement because of the EMPLOYEE's Death. In the event that EMPLOYEE dies during the Term, the EMPLOYER shall be deemed to have terminated the EMPLOYEE under this Section 3.06.

                                   ARTICLE IV
                                  COMPENSATION

     4.01 Basic Compensation. EMPLOYER agrees to pay EMPLOYEE for his services as employee an annual salary as follows for each year during the Term, to be paid in weekly installments in accordance with the EMPLOYER's normal payroll practice and on the EMPLOYER's regularly scheduled paydays (hereinafter referred to as "Basic Compensation"):

          $250,000.00.

NAG, acting on behalf of EMPLOYER and EMPLOYEE shall meet at the end of each year to discuss raising the Basic Compensation.

     4.02 Compensation Following Termination.

          (a) In the event EMPLOYEE terminates this Agreement in accordance with
Section 3.02, none of EMPLOYEE's compensation described in this Article accrued up to the date of termination or previously paid to the EMPLOYEE shall be affected. However, all Basic Compensation, as well as any other benefits provided hereunder, shall cease immediately upon the effective date of said termination.

          (b) EMPLOYER may terminate this Agreement for Cause as defined in
Section 3.03, which shall be effective immediately upon EMPLOYEE'S receipt of the second written notice. All Basic Compensation, as well as any other benefits provided hereunder, shall cease immediately, as of the effective date of said termination.

          (c) In the event of termination pursuant to Sections 3.05 or 3.06, EMPLOYEE or his heirs, legatees or personal representative (as applicable) shall receive Basic Compensation at EMPLOYEE's then current annual salary for the remainder of the Term (i.e., the Term defined in Section 3.01 (unaffected by non-permitted and permitted prior terminations) payable at the regular payroll dates.

          (d) In the event of termination pursuant to Section 3.04, EMPLOYEE or his heirs, legatees or personal representative (as applicable) shall receive Basic Compensation at EMPLOYEE'S than current annual salary for the remainder of the Term (i.e., the Term defined in Section 3.01 (unaffected by non-permitted and permitted prior terminations) payable at the regular payroll dates; provided, however, that in the event EMPLOYEE is terminated under Section 3.04(c), the Basic Compensation shall be reduced to an annual salary of $175,000.00 for the remainder of the Term (i.e., the Term defined in Section
3.01 (unaffected by non-permitted and permitted prior terminations). If EMPLOYEE is terminated under Section 3.04(d) as the result of an indictment that later results in a conviction or plea of guilty or nolo contendere that would have rendered EMPLOYEE unsuitable under the Louisiana Video Poker Devices Control Act or other applicable gaming laws as contemplated under Section 3.04(c), then from the date the conviction or plea of guilty or nolo contendere becomes final, EMPLOYEE shall be deemed to have been terminated under Section 3.04(c) thereby reducing the amount of the payments to subsequently be made to EMPLOYEE.

          (e) In the event this Agreement is terminated by EMPLOYER in a manner that is not pursuant to Sections 3.03, 3.04, 3.05 or 3.06, then EMPLOYEE shall receive Basic Compensation for the remainder of the Term in a lump sum due and payable withing thirty (30) days after termination. In addition, all other employee benefits shall be continued for the remainder of the Term, to the same extent being offered to EMPLOYEE prior to termination.

     Notwithstanding the foregoing, EMPLOYER shall not be obligated to make payments to EMPLOYEE if a final determination has been made by applicable governmental authorities in accordance with applicable administrative and judicial process that the making of such payments would cause any of the EMPLOYER's gaming related licenses to be eligible for suspension or revocation under Louisiana law, but, in this event, EMPLOYEE shall be permitted to assign, transfer or donate (collectively, "Transfer") his right to receive these payments to one or more persons whose receipt of such payments would not cause the EMPLOYER's gaming related licenses to be eligible for suspension or revocation. In the event that the payments may not be made under this provision, then such period of nonpayment shall merely constitute a moratorium on payments. In the event that in the future such payments are permitted as a result of a Transfer or otherwise, the payments shall resume for the same period of time that they would have otherwise been paid.


                                   ARTICLE V
                                   BENEFITS

     5.01 Benefit Plans. The EMPLOYER agrees to include and enroll the EMPLOYEE, if the EMPLOYEE is eligible, in benefit plans determined by EMPLOYER to be appropriate for its employees.

     5.02 Vacation. The EMPLOYEE shall be entitled each year to four (4) weeks vacation, during which time his compensation shall be paid in full. There shall be no accumulation of vacation benefits from year to year.

     5.03 Expenses. The EMPLOYER recognizes that EMPLOYEE will have to incur certain out-of-pocket expenses, including, but not limited to, travel expense, entertainment related to his services and the EMPLOYER's business, and EMPLOYER agrees to reimburse EMPLOYEE for all reasonable expenses necessarily incurred in the performance of his duties within thirty (30) days after presentation of a voucher or documentation indicating the amount and business purposes of any such expenses.

     5.04 Automobile. During the Term, EMPLOYER shall provide EMPLOYEE with a reasonable vehicle (comparable to the vehicle currently furnished to EMPLOYEE) for use by EMPLOYEE for both personal and business purposes. EMPLOYER shall pay for all fuel used by EMPLOYEE for this EMPLOYER owned vehicle during the course of EMPLOYEE performing his duties on behalf of EMPLOYER. EMPLOYER shall furnish EMPLOYEE with a company Visa card for use in purchasing gasoline for this vehicle. EMPLOYER shall also allow EMPLOYEE to use the company Visa card to pay for all maintenance expenses for the vehicle. EMPLOYER shall also pay for all automobile insurance on this vehicle which insurance shall be reasonable in scope and amount and shall name EMPLOYEE as an additional insured.

     5.05 Cellular Phone. During the Term, EMPLOYER shall furnish EMPLOYEE with a cellular phone and shall pay all reasonable expenses incurred by EMPLOYEE for the use of this phone for business purposes.

                                   ARTICLE VI
                                    NOTICES

     All notices, requests, consents, and other communication required or permitted hereunder shall be in writing and shall be personally delivered, electronically delivered by facsimile or telex or mailed by using U.S. first-class, registered or certified mail, return receipt requested, postage prepaid, to the following addresses or to such other address as the parties hereto may designate in writing:

     EMPLOYER:        13150 Coit Road
                      Suite 125
                      Dallas, Texas 75240
                      Attn: Chief Executive Officer
                      Telephone: (972) 671-1133
                      Facsimile: (972) 671-1134

     With a copy to:  Mr. Michael D. Parsons
                      GLAST, PHILLIPS & MURRAY (APC)
                      2200 One Galleria Tower
                      13355 Noel Road, L.B. 48
                      Dallas, Texas 75240-6657
                      Telephone: (972) 419-8311
                      Facsimile: (972) 419-8329

     EMPLOYEE:        903 E. Main Street
                      New Roads, Louisiana 70760
                      Attn: Donald I. Williams
                      Telephone: (504) 638-3398
                      Facsimile: (504)638-4618

     With a copy to:  Mr. G. Blane Clark, Jr.
                      KEAN, MILLER, HAWTHORNE,
                       D'ARMOND, McCOWAN & JARMAN, L.L.P.
                      Post Office Box 3513  (70821)
                      Suite 2200, One American Place
                      Baton Rouge, Louisiana 70802
                      Telephone: (504) 382-3414

                      Facsimile: (504) 388-9133

All such notices, requests, consents and other communications shall be deemed to be properly given if delivered personally or, if sent by U.S. Mail, registered or certified, return receipt requested, three (3) business days after the same have been deposited in the United States Mail, addressed and postage prepaid as set forth above or, if sent by Federal Express (or other nationally recognized overnight carrier), the day after delivery to Federal Express (or other nationally recognized overnight carrier) or, if sent electronically, upon verification of receipt.

                                  ARTICLE VII
                                 MISCELLANEOUS

     7.01 Reserved.

     7.02 Office Location. The Parties agree that EMPLOYER will not require EMPLOYEE to relocate without the consent of EMPLOYEE. A transfer of EMPLOYEE without his approval shall constitute a violation of this Agreement by EMPLOYER.

     7.03 Assignment. This Agreement and the rights and obligations arising hereunder shall bind and inure to the benefit of each of the Parties hereto, and shall also bind and inure to the benefit of EMPLOYEE's heirs and legal representatives and any successor or successors of EMPLOYER by merger or consolidation and any assignee of all or substantially all of EMPLOYER's business and properties; except as to any such successor or assignee of EMPLOYER, neither this Agreement nor any duties, rights or benefits hereunder may be assigned by either Party without the express written consent of the other Party.

     7.04 Governing Law and Jurisdiction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Louisiana without regard to its principles of conflicts that may direct the application of the laws of another jurisdiction. This Agreement shall be deemed made in East Baton Rouge Parish, Louisiana. Any legal action or proceeding with respect to this Agreement, and any actions for enforcement of any judgment in respect thereof may be brought in the courts of the State of Louisiana located in East Baton Rouge Parish, Louisiana or of the United States of America for the Middle District of Louisiana, and by execution and delivery of this Agreement, EMPLOYER hereby accepts for itself and in respect of its property, generally and conditionally the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. EMPLOYER irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered certified mail, postage pre-paid, to EMPLOYER at the address set forth in Article VI hereof. EMPLOYER hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of EMPLOYEE to serve process in any other matter permitted by law or to commence legal proceedings or otherwise proceed against EMPLOYER in any other jurisdiction.

     7.05 Modification. No modification or waiver of any provision hereof shall be made unless it is in writing and signed by both of the Parties hereto.

     7.06 Construction. The negotiating and drafting of this Agreement has been participated in by each Party hereto, and not by either Party to the exclusion of the other and, for all purposes, this Agreement shall be deemed to have been drafted jointly by the Parties with the advice and assistance of counsel. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party. References to Section, Article and like references are intended to refer to this Agreement, unless otherwise specified. Any reference to any federal, state, local or foreign statues or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     7.07 Severability. To the extent that any provision of this Agreement may be deemed or determined to be invalid or unenforceable for any reasons, such invalidity or unenforceability shall not impair or affect any other provision, and this Agreement shall be interpreted as to most fully give effect to its terms and still be valid and enforceable.

     7.08 Administrative Cooperation. Each Party agrees, at the request and expense of the other party, at any time and from time to time following the execution hereof, to execute and deliver to the other Party all such further instruments and to take all further administrative and ministerial actions as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     7.09 Headings. The headings throughout this Agreement are inserted for reference purposes only, and are not to be construed or taken into account in interpreting the terms and provisions of any Article or Section, nor to be deemed in any way to qualify, modify or explain the effects of any such term or provision.

     7.10 Scope of Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, superseding all prior oral and written conversations, negotiations, understandings and agreements in effect as of the date of this Agreement.

     7.11 No Impact on Other Agreements with EMPLOYEE or His Affiliates. In order to induce EMPLOYEE to enter into this Agreement and to perform the services specified herein, EMPLOYER hereby acknowledges and agrees that this Agreement is to be considered separate and apart from any other agreement, note, document, instrument or arrangement between EMPLOYEE and EMPLOYER or any Affiliate of either. EMPLOYER shall have no right of offset under any of such other agreements, documents, notes, instruments or arrangements for any damage, cost, claim or expense which EMPLOYER might have at any time, or claim to have, against EMPLOYEE under this Agreement. EMPLOYER acknowledges and agrees that EMPLOYEE would not enter into this Agreement or perform the services contemplated hereunder, unless EMPLOYER agreed to the provisions of this Section
7.11 in order to clarify the relationship between this Agreement and the other relationships described in this Section 7.11. Further, EMPLOYER agrees not to take any action, or fail to take any action, inconsistent with the provisions of this Section 7.11. Finally, EMPLOYER shall be entitled to the fees and expense reimbursements provided herein notwithstanding the status of any of the other relationships referred to in this Section 7.11.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                   EMPLOYER:
                                   O M OPERATING, L.L.C.

                                   By:  /s/ George Akmon
                                      ----------------------------------------
                                      George Akmon, Manager


                                   By:  North American Gaming and
                                        Entertainment Corporation, as Member


                                        By:   /s/ E. H. Hawes, II
                                           -----------------------------------
                                           Printed Name E. H. Hawes, II
                                                        ----------------------
                                           Title: President
                                                 -----------------------------


                                   By:  /s/ Donald I. Williams
                                      ----------------------------------------
                                      Donald I. Williams, as Member

                                   EMPLOYEE:

                                      /s/ Donald I. Williams
                                   --------------------------------------------
                                   Donald I. Williams, Individually

                                       11